Exhibit 10.2

NN, INC. BEYOND RELIABLE

June 10, 2024

Mr. Christopher H. Bohnert

Via Email: chris_bohnert@hotmail.com

RE:	Letter of Understanding (LOU)

Dear Chris:

We are pleased to extend an invitation to join the NN, Inc. team in the position of Senior Vice President and Chief Financial Officer (“CFO”). In this salaried exempt role, you will report to Harold Bevis, President and Chief Executive Officer. Following is a summary of the terms of our offer:

Duties	Partner with the Chief Executive Officer to execute the company’s strategic plan, drive change, improve financial and operating performance, and analyze business opportunities while providing executive level financial focus, accounting and tax management, and controls oversight within the business. Additional responsibilities include leading the company’s Treasury, Risk Management, and Investor Relations efforts, in addition to ensuring compliance with financial regulations.

Effective Date	As soon as practicable, but no later than Monday, June 24, 2024. The term “Effective Date” refers to the date you actively begin employment with NN.

Base Salary	Your gross pay will be at the bi-weekly rate of Sixteen Thousand Three Hundred Forty-Six Dollars and sixteen cents ($16,346.16), which equates to an annualized sum of $425,000. You will receive regular performance and salary reviews to evaluate your progress in attaining goals; these will be conducted at intervals commensurate with similarly-situated associates.

Annual Incentive Award	You will be eligible to participate in a discretionary executive-level bonus plan; the target is 50% of your base annual salary during the year. If a bonus is offered, its availability will be dependent upon corporate, group and individual performance, and any bonus amounts will be determined in accordance with NN corporate guidelines. Bonuses of this type are distributed after completion of the year-end financial audit, which is typically completed in March.

6210 Ardrey Kell Road, Suite 120 ◾ Charlotte, NC 28277 ◾ www.nninc.com

Annual incentive awards are governed by the terms of the Executive Incentive Compensation (“EIC”) Program document.

This award will be prorated for the portion of the 2024 year employed; however, in consideration of other sums that you have forfeited by joining the Company (and subject to and in accordance with the terms of the EIC), we will guarantee a minimum award of $60,000 for 2024.

Inducement Award

As a material inducement to you accepting employment with the Company, subject to approval by the Board (or the Compensation Committee of the Board), the Company will grant to the Executive the following one-time equity awards:

(i) approximately 188,000 time-vesting restricted stock units (“RSUs”), outside of the Company’s 2022 Omnibus Incentive Plan, as amended (the “Omnibus Plan”) as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the Omnibus Plan. The RSUs will vest with respect to one fifth (1/5) of the shares subject thereto on each of the first five anniversaries of the Effective Date, subject to the terms and conditions set forth in an award agreement to be entered into by the Company and the Executive, which shall evidence the grant of the RSUs.

(ii) approximately 288,000 performance-vesting restricted stock units (“PSUs”), outside of the Omnibus Plan as an “inducement grant” (within the meaning of NASDAQ Listing Rule 5635(c)) having substantially the same terms, definitions and provisions of the Omnibus Plan. Each PSU shall entitle the Executive to receive one share of the Company’s common stock for each PSU that vests. The PSUs will vest based on the performance conditions set forth in an award agreement to be entered into by the Company and the Executive, which shall evidence the grant of the PSUs.

LTI Award	Beginning in 2029, you will be eligible to participate in the Company’s Long-Term Incentive (“LTI”) program. LTI awards are governed by the terms of the LTI program document.

Separation Provisions	You will be eligible for additional separation provisions related to qualifying terminations—specifically, terminations both prior to and following a Change in Control. This Separation Agreement will be executed separately from the LOU.

6210 Ardrey Kell Road, Suite 120 ◾ Charlotte, NC 28277 ◾ www.nninc.com

Employment-at-Will	Except as expressly set forth herein, nothing in this Letter of Understanding and Relocation Agreement is intended to supersede NN, Inc.’s employment-at-will policy. Under these provisions, employment with NN, Inc. is voluntarily entered into, and the associate is free to resign at will at any time, with or without cause. Similarly, NN, Inc. may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal and state law.

Relocation	None.

Confidentiality	Since you will be in a position of trust requiring the maintenance of confidence, you will be required to sign a confidentiality and non-disclosure agreement on your first day of employment. A copy of the current agreement will be provided for your review.

Benefits	The Company offers a broad range of benefits for you and your eligible dependents. All such benefits are subject to the terms of the benefit plans and are available to employees generally. Plans include medical, dental, life, and disability benefits, as well as voluntary offerings such as vision, 401(k), and other voluntary offerings are also available; a copy of the current enrollment guide will be provided for your review.

Paid Leave:	You are eligible to receive pay for holidays that NN, Inc. observes during your employ (currently eleven per year), and your annual PTO allocation will be unlimited.

Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to you, your estate, or your beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

Chris, we look forward to welcoming you to the NN team. If you are in agreement with the terms of this offer, please sign and return a copy of the executed letter to us for your file. If you have any questions, please feel free to call me directly at 7084.877.1182.

Sincerely,

/s/ D. Gail Nixon

D. Gail Nixon

Senior Vice President & Chief Human Resources Officer

6210 Ardrey Kell Road, Suite 120 ◾ Charlotte, NC 28277 ◾ www.nninc.com

NN, Inc.

Enclosure

6210 Ardrey Kell Road, Suite 120 ◾ Charlotte, NC 28277 ◾ www.nninc.com

NN, INC. BEYOND RELIABLE

Letter of Understanding (dated June 10, 2024)

for Christopher H. Bohnert

Agreement and Acceptance:

I hereby acknowledge and accept the terms and conditions cited in the foregoing Letter of Understanding. I understand and agree that this Letter of Understanding may be terminated at any time by NN, Inc. or its affiliates. I further understand and agree that, notwithstanding the terms, conditions and benefits of this Letter of Understanding, all employment with NN, Inc. or its affiliates is at will, and for an indefinite duration and there is no guarantee of employment with NN, Inc. or any affiliate thereof.

Signed:	/s/ Chris H. Bohnert
Printed Name: Chris H. Bohnert

Date: 06/10/2024

6210 Ardrey Kell Road, Suite 120 ◾ Charlotte, NC 28277 ◾ www.nninc.com

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